Exhibit 99.1

Corporate Headquarters: 1475 South Bascom Avenue, Suite 101, Campbell, CA  95008

Investor Relations Contact:	Company Contact:
Matt Selinger	Barry Cinnamon, Chief Executive Officer
Genesis Select	Westinghouse Solar
(303) 415-0200	(408) 402-9400
mselinger@genesisselect.com	bcinnamon@westinghousesolar.com

Westinghouse Solar Announces Fourth Quarter and Year-End 2011 Results

Westinghouse Solar’s Design and Manufacturing Business Model Drives Full Year Revenue Growth of 32% Compared to Prior year

Campbell, CA, February 16, 2012 – Westinghouse Solar, Inc. (NASDAQ:WEST), a designer and manufacturer of solar power systems, today announced its fourth quarter and full year 2011 financial results. Westinghouse Solar also announced today that it has signed a letter of intent to pursue a business combination with CBD Energy (ASX:CBD.AX), a diversified renewable energy company based in Sydney, Australia. Further information on the proposed business combination is available in a separate press release filed concurrently today.

“We completed our first full year under our new design and manufacturing business model, achieving full year revenue of $11.4 million, an increase of 32% as compared to 2010. Total revenue in the fourth quarter was $3.3 million, a decline of 7.1% as compared to the fourth quarter of 2010 – although it is notable that $1.9 million of fourth quarter 2010 sales included a one-time sale of panels from our remaining installation contracts following our announcement to discontinue our installation business in September 2010. Excluding this one-time sale of panels, fourth quarter revenue grew nearly 100% compared to the same period last year. Total revenue in the fourth quarter declined slightly, by 2.1%, as compared to the third quarter of 2011 due to the timing of orders from certain strategic partners and delayed product deliveries during the fourth quarter,” continued Barry Cinnamon.

 “Revenue from key strategic partners contributed about a third of total revenue in the fourth quarter of 2011 and 42% for the full year. Revenue from one of the largest HVAC companies increased 140% in the fourth quarter as compared to the third quarter of 2011, and increased 69% for the full year. As a result of our new lower prices, customer interest levels and online sales from Lowe’s Home Improvement tripled revenue earned through our retail channel – driven especially by our “solar in a box” kits (www.lowes.com). Revenue from Lennar, which standardized on Westinghouse Solar systems for their new homes in several Texas communities, declined 60% in the fourth quarter as compared to the third quarter of 2011 due to timing of orders and product fulfillment, but revenue for the full year was $2.5 million from this initiative that began in early 2011.”

“Our new manufacturing partner of lower cost panels allowed us to achieve a sequential increase in gross margin from 8.4% in the third quarter of 2011 to 8.9% in the fourth quarter of 2011. When new and existing installers can purchase a Westinghouse Solar AC system at a price point roughly comparable to an ordinary DC system, their decision to switch becomes very easy. There is increasing focus in the industry on balance of system (BOS) and installation costs – areas in which we have concentrated our efforts for years. We believe that the combination of our patented technology and Westinghouse Solar branding gives us a competitive advantage in the marketplace – especially now that ordinary solar panels have become commodities,” concluded Cinnamon.

Fourth Quarter Financial Results

Revenue for the quarter ended December 31, 2011 was $3.3 million, compared to $3.6 million in the fourth quarter of 2010, and $3.4 million in the third quarter of 2011. The year-over-year decrease in revenue was due to the one-time sale of panels totaling $1.9 million from our remaining installation contracts in the fourth quarter of the prior year following our announcement to discontinue our installation business in September 2010. Excluding this one-time sale of panels in the prior year, revenue increased $1.6 million, or 98.4%, driven by increased sales to strategic partners and growth from our distribution network due to more competitive pricing. The sequential decline in revenue is due to the timing of orders from certain strategic partners and delayed product deliveries during the fourth quarter.

Gross profit for the fourth quarter of 2011 was $294,000 or 8.9% of revenue, compared to $478,000 or 13.4% of revenue for the fourth quarter of 2010, and $283,000 or 8.4% of revenue for the third quarter of 2011. The year-over-year decline in gross margin was due to lower average selling prices partially offset by a decline in lower panel and component costs. The sequential increase in gross margin is due to the higher margins achieved with the new lower cost, larger format panel.

Total operating expenses in the fourth quarter of 2011 were $2.1 million, compared to $2.0 million for the same period last year and $1.9 million for the third quarter of 2011. The year-over-year increase is due to higher sales and marketing costs of $188,000, partially offset by lower general and administrative expenses of $104,000. The year-over-year increase in sales and marketing costs reflects increased expenditures for licensing fees, trade shows, public relations and advertising supporting the expansion of the distribution business.  The year-over-year decline in general and administrative expenses was due to lower payroll costs and reduced expenditures for professional fees, rent and computer costs and lower stock-based compensation, partially offset by higher expenditures for research and development. Compared to the third quarter of 2011, total operating expenses increased $180,000 due to an increase in sales and marketing expense of $105,000 and higher general and administrative expense of $75,000. The sequential increase in sales and marketing costs is primarily due to an increase in expenditures for trade shows due to Solar Power International in October, and higher public relations and advertising costs.  The sequential increase in general and administrative expenses was due to an increase in expenditures for research and development and higher insurance costs. Stock-based compensation expense included in total operating expenses was $211,000 for the fourth quarter of 2011, compared to $254,000 for the same period of 2010 and $236,000 in the third quarter of 2011. Cash operating expenses (adjusted to exclude stock-based compensation expense and depreciation and amortization expense) were $1.8 million for the fourth quarter of 2011, compared to $1.7 million for the same period last year and $1.6 million for the third quarter of 2011.

Net loss from continuing operations was $1.2 million in the fourth quarter of 2011, or $0.09 per share, compared to a net loss of $1.3 million, or $0.12 per share in the same period last year, and a net loss of $703,000 in the third quarter of 2011, or $0.05 per share. The net loss includes favorable non-cash adjustments to the fair value of common stock warrants of $613,000 and $162,000 for the fourth quarters of 2011 and 2010, respectively, and $849,000 for the third quarter of 2011.  Excluding the impact of the common stock warrant adjustments in all periods, net loss from continuing operations for the fourth quarter of 2011 was $1.8 million or $0.13 per share, compared to a net loss of $1.5 million or $0.13 per share for the fourth quarter of 2010, and a net loss of $1.6 million or $0.12 per share, for the third quarter of 2011.

The loss from discontinued operations was $74,000 in the fourth quarter of 2011, compared to a loss of $495,000 or $0.04 per share in the same period last year, and $42,000 in the third quarter of 2011. For the fourth quarter of 2011, net loss attributable to common stockholders also included a non-cash preferred stock dividend of $21,000, as compared to $78,000 in the third quarter of 2011.

Net loss including discontinued operations and the preferred stock dividend was $1.3 million or $0.09 per share in the fourth quarter of 2011, compared to a net loss of $823,000 or $0.06 per share in the third quarter of 2011. Net loss including discontinued operations was $1.8 million or $0.16 per share in the fourth quarter last year.

Full Year 2011 Financial Results

For the year ended December 31, 2011, the company reported net revenue of $11.4 million, an increase of 32.1% as compared to net revenue of $8.7 million in 2010. Gross profit was $1.0 million or 9.2% of revenue in 2011, compared to $1.2 million, or 14.4% of revenue in 2010.  The year-over-year decrease in gross margin reflects lower average system prices and higher inventory overhead allocations, partially offset by lower panel prices and lower component costs.

Operating expenses were $8.1 million in 2011 compared to $9.7 million in 2010. Stock-based compensation included in operating expenses was $1.1 million in 2011 compared to $1.8 million in 2010. Cash operating expenses in 2010 (adjusted for stock-based compensation expense and depreciation and amortization expense) were $6.9 million in 2011 compared to $7.7 million in 2010. The decrease in cash operating expenses reflects lower general and administrative costs of $1.9 million, partially offset by higher sales and marketing costs of $1.1 million supporting the increased revenue

Net loss from continuing operations for 2011 was $4.5 million, or $0.37 per share, compared to a net loss of $6.4 million, or $0.63 per share in 2010. The net loss includes a favorable non-cash adjustment to the fair value of common stock warrants of $2.6 million in 2011 compared to $2.0 million in 2010. Excluding the impact of the adjustments in both years, net loss per share in 2011 and 2010 would have been $0.57 and $0.83, respectively. Net loss including discontinued operations, the preferred stock dividend and the preferred deemed dividend was $5.7 million or $0.46 per share for 2011, compared to a net loss including discontinued operations of $12.9 million, or $1.28 per share, in 2010.

Cash and cash equivalents at December 31, 2011 were $1.3 million. There was a $92,000 balance drawn on the Company’s $750,000 line of credit at year-end. Common shares outstanding as of December 31, 2011 were 16.0 million compared to 11.4 million at December 31, 2010 and 14.1 million at September 30, 2011.

The number of employees at the end of the fourth quarter of 2011 was 36 full time equivalents, compared to 39 at December 31, 2010 and 32 at September 30, 2011.

Conference Call Information

Westinghouse Solar will host an earnings conference call at 11:00 a.m. PT (2:00 p.m. ET) today to discuss its fourth quarter 2011 earnings results and proposed business combination announcement.  To access the live call, please dial 877-393-9062 and for international callers dial 678-894-3023 approximately 10 minutes prior to the start of the call.  The conference ID is 48965567. The conference call will also be broadcast live over the Internet and will be available via webcast which can be accessed from the “Investor Relations” section of the company’s website at www.westinghousesolar.com. The webcast will be archived on the company’s website at www.westinghousesolar.com.

About Westinghouse Solar: (NASDAQ:WEST)

Westinghouse Solar is a designer and manufacturer of solar power systems. In 2007, Westinghouse Solar pioneered the concept of integrating the racking, wiring and grounding directly into the solar panel. This revolutionary solar panel, originally branded "Andalay", quickly won industry acclaim. In 2009, the company again broke new ground with the first integrated AC solar panel, reducing the number of components for a rooftop solar installation by approximately 80 percent and lowering labor costs by approximately 50 percent. This first AC panel, which won the 2009 Popular Mechanics Breakthrough Award, has become the industry's most widely installed AC solar panel. Award-winning Westinghouse Solar Power Systems provide the best combination of safety, performance and reliability, while backed by the proven quality of the Westinghouse name. For more information on Westinghouse Solar, visit www.westinghousesolar.com.

The Westinghouse Solar logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=7801

FORWARD-LOOKING AND CAUTIONARY STATEMENTS – Safe Harbor

This press release contains forward-looking statements, including with respect to the negotiation, implementation and effects of a proposed business combination between Westinghouse Solar, Inc. (“Westinghouse Solar”) and CBD Energy Limited (“CBD”), that may result from the non-binding term sheet.  Those statements and statements made in this release that are not historical in nature, including those related to future revenue, revenue growth, gross margin, operating expense rates, achievement of cashflow and EBITDAS breakeven and profitability, product introductions and cost reductions in future periods, and anticipated outcomes in litigation, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “projects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. For Westinghouse Solar, these statements are subject to the following risks and uncertainties: difficulties, delays, unexpected costs or the inability to reach definitive documents with respect to, or consummate, the proposed business combination with CBD and other transactions referred to in this press release and those described in the documents we file with the U.S. Securities and Exchange Commission, and risks associated with the inherent uncertainty of future financial results, additional capital financing requirements, development of new products by us or our competitors, uncertainties in the timing of availability and manufacturing volumes of products from our suppliers, the effectiveness, profitability, and marketability of our new products, our ability to protect and defend proprietary rights and information, the impact of current, pending, or future legislation, regulation and incentive programs on the solar power industry, the impact of competitive products or pricing, technological changes, our ability to identify and successfully acquire and grow distribution customers, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Westinghouse Solar assumes no obligation to update any such forward-looking statements.

STATEMENT REGARDING ADDITIONAL INFORMATION THAT MAY BECOME AVAILABLE

If a transaction is to be proposed to the stockholders of Westinghouse Solar and CBD, Westinghouse Solar and CBD would file with the Securities and Exchange Commission and distribute a Registration Statement on Form F-4 covering securities to be issued in the transaction. Westinghouse Solar shareholders would receive a prospectus and proxy/consent solicitation statement in connection with such transaction. The final terms of the prospective merger of Westinghouse Solar and CBD remain subject to change and would only be reflected in a binding definitive agreeement that remains to be negotiated between the companies. A copy of the definitive merger agreement would be filed along with the prospectus. Westinghouse Solar stockholders would be urged to read these and any other related documents the corporation may issue. If and when these documents are filed, they can be obtained for free at the SEC’s website, www.sec.gov. Additional information on how to obtain these documents from Westinghouse Solar would be made available to stockholders if and when a transaction is to occur. CBD would provide disclosure and arrange for solicitation of the votes of its shareholders in accordance with Australian regulations following execution of a binding agreement. Such documents are not currently available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.  Westinghouse Solar, its directors and executive officers, may be deemed to be participants in the solicitation of proxies or consents from Westinghouse Solar’s stockholders in connection with any transaction that might be proposed to such stockholders. Information about the directors and executive officers of Westinghouse Solar and their ownership of CBD and Westinghouse Solar stock will be included in the prospectuses and proxy/consent solicitation statements if and when they become available.

- Tables to Follow -

Westinghouse Solar, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011 (Unaudited)	2010 (Unaudited)	2011 (Unaudited)	2010

Net revenue	$3,303,600	$3,556,734	$11,429,383	$8,653,390
Cost of goods sold	3,009,389	3,078,433	10,380,051	7,403,637
Gross profit	294,211	478,301	1,049,332	1,249,753
Operating expenses
Sales and marketing	664,927	476,834	2,271,392	1,182,444
General and administrative	1,399,795	1,503,713	5,868,175	8,536,187
Total operating expenses	2,064,722	1,980,547	8,139,567	9,718,631
Loss from operations	(1,770,511)	(1,502,246)	(7,090,235)	(8,468,878)
Other income (expense)
Interest income (expense), net	(13,280)	(4,714)	(21,260)	(4,638)
Adjustment to the fair value of common stock warrants	612,612	162,377	2,592,722	2,039,136
Total other income (expense)	599,332	157,663	2,571,462	2,034,498
Loss before provision for income taxes and discontinued operations	(1,171,179)	(1,344,583)	(4,518,773)	(6,434,380)
Provision for income taxes	-	-	-	-
Net loss from continuing operations	(1,171,179)	(1,344,583)	(4,518,773)	(6,434,380)
Loss from discontinued operations, net of tax	(74,278)	(495,086)	(112,848)	(6,489,698)
Net loss	(1,245,457)	(1,839,669)	(4,631,621)	(12,924,078)
Preferred stock dividend	(21,259)	-	(99,047)	-
Preferred deemed dividend	-	-	(975,460)	-
Net loss attributable to common stockholders	$(1,266,716)	$(1,839,669)	$(5,706,128)	$(12,924,078)

Net loss from continuing operations per common and common equivalent share (basic and diluted)	$(0.09)	$(0.12)	$(0.37)	$(0.63)

Net loss from discontinued operations per common and common equivalent share (basic and diluted)	$(0.00)	$(0.04)	$(0.00)	$(0.63)

Net loss per common and common equivalent share (basic and diluted)	$(0.09)	$(0.16)	$(0.46)	$(1.28)

Weighted average shares used in computing loss per common share: (basic and diluted)	13,977,493	11,178,279	12,342,655	9,953,468

Westinghouse Solar, Inc.
Condensed Consolidated Balance Sheets
	December 31, 2011 (unaudited)	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$1,346,777	$596,046
Restricted cash	—	540,250
Accounts receivable, net	1,096,580	912,588
Other receivables	469,469	15,864
Inventory, net	4,172,809	4,222,800
Prepaid expenses and other current assets, net	978,709	786,653
Assets of discontinued operations	87,455	618,204
Assets held for sale – discontinued operations	18,293	290,051
Total current assets	8,170,092	7,982,456
Property and equipment, net	196,718	334,864
Other assets, net	955,570	426,492
Assets of discontinued operations – long-term	209,913	21,724
Total assets	$9,532,293	$8,765,536

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,865,039	$1,483,180
Accrued liabilities	428,813	607,823
Accrued warranty	217,812	51,860
Common stock warrant liability	317,490	285,673
Credit facility	92,266	540,250
Capital lease obligations – current portion	4,699	—
Note payable – current portion	283,252	136,816
Liabilities of discontinued operations – short-term	1,308,820	1,623,927
Total current liabilities	6,518,191	4,729,529

Capital lease obligations, less current portion	4,713	—
Long-term liabilities of discontinued operations	10,200	87,088
Total liabilities	6,533,104	4,816,617

Commitments, contingencies and subsequent events

Stockholders’ equity:
Convertible redeemable preferred stock, $0.001 par value, 1,000,000 shares authorized; 2,273 and 0 shares issued and outstanding on December 31, 2011 and 2010, respectively	751,223	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 16,040,581 and 11,442,438 shares issued and outstanding at December 31, 2011 and 2010, respectively	16,041	11,442
Additional paid-in capital	72,683,781	68,683,205
Accumulated deficit	(70,451,856)	(64,745,728)
Total stockholders’ equity	2,999,189	3,948,919
Total liabilities, convertible redeemable preferred stock and stockholders’ equity	$9,532,293	$8,765,536